Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO Reports 33% Increase in Fiscal First Quarter Revenue

Fiscal 2007 First Quarter Revenue In-Line with Management Guidance

IRVINE, Calif., June 15, 2006 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, and other handheld devices, today announced financial results for the first quarter of fiscal 2007 ended April 30, 2006.

Revenue for the first quarter of fiscal 2007 was $10.6 million, up 33% as compared with $8.0 million reported for the first quarter of fiscal 2006. The increase was largely attributable to a 126% increase in ChargeSource product sales. ChargeSource revenue for the first quarter of fiscal 2007 was $4.1 million, up $2.3 million compared with the first quarter of fiscal 2006. Call box revenue was $2.8 million in the first quarter of fiscal 2007, up $0.4 million, or 18%, compared with the first quarter of fiscal 2006.

As expected, wireless test solutions (“WTS”) revenue was $3.6 million in the first quarter of fiscal 2007, down 4% as compared with the first quarter of fiscal 2006. The Company reported WTS revenue of $3.7 million in the first quarter of fiscal 2006. Commencing with the first quarter of fiscal 2006, Comarco changed its accounting for sales to SwissQual, its European reseller, to the full accrual basis. This change increased WTS revenue for the first quarter of fiscal 2006 by $1.1 million and reduced the Company’s operating loss and loss per share for the first quarter of fiscal 2006 by $0.7 million and $0.09, respectively.

Net loss for the first quarter of fiscal 2007 was $0.6 million, or $0.08 per share, compared to a net loss of $1.5 million or $0.20 per share in the first quarter of fiscal 2006. Net loss for the first quarter of fiscal 2007 included approximately $0.3 million of amortization of previously capitalized software development costs and approximately $0.1 million of non-cash compensation expense related to equity-based incentive compensation. Net loss for the first quarter of fiscal 2006 included approximately $0.5 million of amortization of previously capitalized software development costs. No non-cash compensation expense related to equity-based incentive compensation was recorded during the first quarter of fiscal 2006.

“Our 33% increase in our quarterly revenue is inline with our annual revenue growth expectation of 20%” said Comarco President and CEO, Tom Franza. “During the first quarter, we continued to invest aggressively in our ChargeSource business as we develop products designed specifically for OEM “in the box” applications. In addition, we continued to invest in our WTS business as we develop products in support of new wireless technologies including HSDPA and China-specific TD-SCDMA.

2 Cromwell, Irvine, CA 92618 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

“Our call box business is continuing to execute on a significant backlog of contracts to upgrade the installed base with digital and TTY technologies. During the first quarter we were delayed in starting a significant upgrade project, as well as impacted by unfavorable weather. However, we expect to make up the revenue throughout the balance of the year and are well positioned to have a record year,” Mr. Franza concluded.

Business Outlook

On a combined basis, the Company continues to expect revenue for fiscal 2007 to increase 20% compared with $46.9 million reported for fiscal 2006. The growth in revenue should be driven by the call box and ChargeSource businesses. The Company’s wireless test solutions business derives revenue from a limited set of customers and the timing and size of customer orders can vary greatly. As a result, WTS revenue can fluctuate from quarter to quarter. Currently, the Company expects WTS revenue for fiscal 2007 to be approximately $20 million with revenues in the second half of the year higher than during the first half of the year.

Regarding ChargeSource, the Company expects to continue to gain placement in retail, OEM, and other channels through its relationship with Kensington and others. As a result, the Company expects ChargeSource revenue for fiscal 2007 to grow in comparison to the prior fiscal year and total approximately $18.0 million.

The Company’s call box business entered fiscal 2007 with contracts to upgrade a significant portion of the installed base to digital and TTY technologies. Aided by these contracts and project awards, fiscal 2007 revenue for the emergency call box business is currently expected to total approximately $18.0 million.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; competitors’ release of competitive products and other actions and risks relating to the replacement of the exclusive distributor of our WTS products in Europe. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2006.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither

2 Cromwell, Irvine, CA 92618 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the first quarter of fiscal 2007 ended April 30, 2006, current corporate developments and its current outlook for the balance of fiscal 2007 at 11 a.m. Pacific Time on June 15, 2006. Dial (800) 240-2134 domestically or (303) 205-0066 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11063878#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

###

2 Cromwell, Irvine, CA 92618 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2006	2005
Revenue	$10,555	$7,962
Cost of sales	7,024	5,525

Gross profit	3,531	2,437
Selling, general and administrative costs	2,517	2,198
Engineering and support costs	1,879	1,814

Operating loss	(865)	(1,575)
Other income	229	57
Gain on sale of investment in SwissQual	61	—

Loss before income taxes	(575)	(1,518)
Income tax benefit	—	—
Net loss before discontinued operations	(575)	(1,518)
Discontinued operations	—	(3)

Net loss	$(575)	$(1,521)

Basic and diluted loss per share:
Loss from continuing operations	$(0.08)	$(0.20)
Discontinued operations	—	—

Net loss	$(0.08)	$(0.20)

Weighted average common shares outstanding:
Basic	7,429	7,422

Diluted	7,429	7,422

Common shares outstanding:	7,430	7,422

2 Cromwell, Irvine, CA 92618 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2006	January 31, 2006 (A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,177	$26,017
Short-term investments	832	1,166
Accounts receivable, net	9,232	9,285
Accounts receivable subject to litigation, net	500	500
Inventory	8,604	8,749
Other current assets	389	423

Total current assets	42,734	46,140
Property and equipment, net	1,657	1,595
Software development costs, net	1,035	1,361
Intangible assets, net	1,125	1,257
Goodwill	2,394	2,394
Other assets	58	58

	$49,003	$52,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,411	$727
Deferred revenue	5,705	5,480
Deferred compensation	832	1,166
Accrued liabilities	5,438	9,324

Total current liabilities	13,386	16,697
Stockholders’ equity	35,617	36,108

	$49,003	$52,805

(A)	Derived from the audited consolidated financial statements as of January 31, 2006.

2 Cromwell, Irvine, CA 92618 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415